Exhibit 99.1
Digi International Reports Fourth Fiscal Quarter and Full Year 2009 Results
(Minneapolis, MN, October 29, 2009) — Digi International® Inc. (NASDAQ: DGII, www.digi.com)
Financial highlights for the quarter and fiscal year ended September 30, 2009 include:
•	Digi reported revenue of $40.0 million for the fourth quarter of fiscal 2009 compared to $50.4 million in revenue for the fourth quarter of fiscal 2008, a decrease of $10.4 million, or 20.6%. Revenue for the year ended September 30, 2009 (fiscal 2009) was $165.9 million compared to $185.1 million for the year ended September 30, 2008 (fiscal 2008), a decrease of $19.2 million, or 10.3%.

•	Earnings before taxes, depreciation, and amortization were $3.5 million for the fourth quarter of fiscal 2009, or 8.8% of revenue, and $14.3 million, or 8.6% of revenue, for fiscal 2009.

•	Digi generated cash from operations of $11.4 million for the fourth quarter of fiscal 2009 and $15.7 million for fiscal 2009.

•	Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $75.8 million at September 30, 2009, an increase of $8.9 million over the cash and cash equivalents and marketable securities balance at June 30, 2009 and an increase of $2.1 million over the comparable balance at September 30, 2008. Digi re-purchased 893,162 shares of stock during fiscal 2009 for $6.6 million, and spent approximately $3.0 million for the acquisition of substantially all of the assets of MobiApps Holdings Private Limited (MobiApps).

•	Digi maintained a strong balance sheet throughout fiscal 2009. The current ratio at September 30, 2009 was 7.4 to 1 compared to 6.4 to 1 at September 30, 2008.
“Although our fiscal 2009 financial results were challenged by the current worldwide economic environment, we are nonetheless pleased to report our twenty-seventh consecutive quarter of profitability, a very strong balance sheet, and the strengthening of the company’s product position in 2009,” said Joe Dunsmore, Digi’s Chief Executive Officer. “This year Digi introduced 21 new products, entered the satellite M2M market with the acquisition of MobiApps, partnered with several leaders in the Smart Grid sector to bring cutting-edge technology to energy suppliers and consumers, and was chosen for inclusion in a new NASDAQ Smart Grid Infrastructure Index.”

Below is a table setting forth certain GAAP and Non-GAAP results:
GAAP Results

(in thousands, except per share amounts)	Q4 2009	Q4 2008	FY 2009	FY 2008
Net Sales	$40,012	$50,417	$165,928	$185,056
Operating Income	$1,103	$5,133	$3,070	$16,015
Net Income	$959	$3,599	$4,083	$12,351
Net Income per Diluted Share	$0.04	$0.14	$0.16	$0.47
Non-GAAP Results

(in thousands, except per share amounts)	Q4 2009		Q4 2008		FY 2009		FY 2008
Net Sales	$40,012		$50,417		$165,928		$185,056
Operating Income	$1,103		$5,133		$5,023	(1)	$18,260	(1)
Net Income	$686	(1)	$4,033	(1)	$4,790	(1)	$14,633	(1)
Net Income per Diluted Share	$0.03	(1)	$0.16	(1)	$0.19	(1)	$0.56	(1)

(1)	A table with a detailed reconciliation between GAAP operating income to non-GAAP operating income and GAAP net income and net income per diluted share to non-GAAP net income and net income per diluted share is provided later in this earnings release.
Business Results for the Three Months Ended September 30, 2009
Digi reported revenue of $40.0 million for the fourth fiscal quarter of 2009 compared to $50.4 million for the fourth fiscal quarter of 2008, a decrease of $10.4 million, or 20.6%.
Revenue from embedded products in the fourth fiscal quarter of 2009 was $18.8 million compared to $23.5 million in the fourth fiscal quarter of 2008, a decrease of $4.7 million, or 19.9%. Revenue from non-embedded products was $21.2 million in the fourth fiscal quarter of 2009 compared to $26.9 million in the fourth fiscal quarter of 2008, a decrease of $5.7 million, or 21.3%. The strengthening of the US dollar compared to the Euro and UK pound sterling in the fourth fiscal quarter of 2009 compared to the same quarter a year ago had an unfavorable impact on revenue of $0.3 million.

Revenue by geographic region is shown below:
Revenue by Geographic Region
(in thousands of dollars)

	Q4 FY 2009		Q4 FY 2008		FY 2009		FY 2008
EMEA (Europe, Middle East and Africa)	$10,662	(1)	$14,524	(1)	$56,018	(1)	$52,956	(1)
Latin America	1,165		1,324		3,624		5,092
North America	24,208	(2),(3)	29,122	(2)	90,708	(2),(3)	107,336	(2)
Asia Pacific	3,977	(3)	5,447	(3)	15,578	(3)	19,672	(3)

Total revenue	$40,012		$50,417		$165,928		$185,056

(1)	Includes Sarian revenue of $2.0 million and $16.2 million for the three and twelve months ended September 30, 2009, respectively.

Also includes Sarian revenue of $3.3 million and $5.7 million for the three and twelve months ended September 30, 2008, from date of acquisition on April 28, 2008.

(2)	Includes Spectrum revenue of $1.4 million and $4.5 million for the three and twelve months ended September 30, 2009, respectively.

Also includes Spectrum revenue of $0.8 million for both the three and twelve months ended September 30, 2008, from date of acquisition on July 23, 2008.

(3)	Includes MobiApps revenue of $0.1 million in North America and $0.2 million in Asia Pacific for the three months ended September 30, 2009.
Includes MobiApps revenue of $0.1 million in North America and $0.3 million in Asia Pacific from date of acquisition on June 8, 2009.
Gross profit was $19.4 million in the fourth fiscal quarter of 2009 compared to $25.9 million in the same period in the prior year. The gross margin was 48.5% in the fourth fiscal quarter of 2009 compared to 51.5% in the fourth fiscal quarter of 2008, a decline of 3.0 percentage points. The gross margin was lower in the fourth fiscal quarter of 2009 than in the comparable period a year ago due to unfavorable product mix within both the embedded and non-embedded products.
Total operating expenses in the fourth fiscal quarter of 2009 were $18.3 million, or 45.8 % of revenue, compared to $20.8 million, or 41.3% of revenue, in the fourth fiscal quarter of 2008. The decrease in operating expenses in the fourth fiscal quarter of 2009 compared to the same quarter in the prior year is primarily due to savings from the restructuring plan announced in the third quarter of fiscal 2009 and the elimination of the incentive compensation program for fiscal 2009, offset partially by incremental ongoing operating expenses for Spectrum and MobiApps.
Net income was $1.0 million in the fourth fiscal quarter of 2009, or $0.04 per fully diluted share, compared to $3.6 million, or $0.14 per fully diluted share, in the fourth fiscal quarter of 2008. Non-GAAP net income and net income per fully diluted share for the fourth fiscal quarter of 2009 and 2008 were $0.7 million, or $0.03 per fully diluted share, and $4.0 million, or $0.16 per fully diluted share, respectively, as detailed elsewhere in this earnings release.
Business Results for the Twelve Months Ended September 30, 2009
For the twelve months ended September 30, 2009 (fiscal 2009), Digi reported revenue of $165.9 million compared to revenue of $185.1 million for the twelve months ended September 30, 2008 (fiscal 2008), a decrease of $19.2 million, or 10.3%. Revenue from embedded products in fiscal 2009 was $74.7 million compared to $86.6 million in fiscal 2008, a decrease of $11.9 million, or 13.8%. Revenue from non-embedded products was $91.2 million in fiscal 2009 compared to $98.5 million in fiscal 2008, a decrease of $7.3 million, or 7.3%. Revenue from embedded products in fiscal 2009 includes $4.5 million of Spectrum revenue and $0.4 million of MobiApps revenue. Revenue from embedded products in fiscal 2008 includes $0.8 million of

Spectrum revenue from date of acquisition. Revenue from non-embedded products includes Sarian-branded revenue of $16.2 million and $5.7 million for fiscal 2009 and fiscal 2008, respectively.
For the twelve months ended September 30, 2009, Digi reported net income of $4.1 million, or $0.16 per fully diluted share, compared to net income for the twelve months ended September 30, 2008, of $12.4 million, or $0.47 per fully diluted share. Net income for fiscal 2009 was reduced by the charge for restructuring expenses of $1.9 million, net of tax, or $0.07 per fully diluted share, offset partially by tax benefits of $1.2 million, or $0.05 per fully diluted share, resulting from the reversal of tax reserves associated with the extension of the research and development credit, the resolution of certain state tax matters, and the closing of a prior tax year. Net income for fiscal 2008 was reduced by the charge for in-process research and development and other expenses associated with the acquisition of Sarian of $2.1 million, or $0.08 per fully diluted share and the write-down of an impaired investment of $0.7 million, or $0.03 per fully diluted share, partially offset by a tax benefit of $0.5 million, or $0.02 per fully diluted share, resulting from the reversal of tax reserves associated with the closure of a prior tax year.
Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $75.8 million at September 30, 2009, an increase of $8.9 million over the cash and cash equivalents and marketable securities balance at June 30, 2009, and an increase of $2.1 million over the comparable balance at September 30, 2008. Digi re-purchased 893,162 shares of stock during fiscal 2009 for $6.6 million and spent approximately $3.0 million for the acquisition of substantially all of the assets of MobiApps. Please refer to the Condensed Consolidated Statement of Cash Flows included in this earnings release for additional cash flow details. At September 30, 2009, Digi’s current ratio was 7.4 to 1 compared to 6.4 to 1 at September 30, 2008.
Fiscal 2009 Business Highlights:
Recognition
•	Digi was chosen to be included in the NASDAQ OMX® Clean Edge® Smart Grid Infrastructure Index (NASDAQ:QGRD), a new benchmark for the smart grid and electric infrastructure sector. The NASDAQ OMX® Clean Edge® Smart Grid Infrastructure Index is a modified market-capitalization index and includes companies that are primarily involved in electric grid; electric meters, devices and networks; energy storage and management; and enabling software used by the smart grid and electric infrastructure sector. The index enables investors to “easily track companies that are working diligently to help fully implement an energy grid that is more efficient, cleaner and resilient.”

•	Fortune Small Business named Digi International one of “America’s 100 Fastest Growing Small Public Companies.” As a group, FSB 100 companies outperformed the stock market by a wide margin, posting an average annual return of 9.8% for the year ended May 31, 2009, compared with an annual loss of 28.6% for the Russell Microcap Growth Index. In the July/August 2009 edition of the magazine, the editors wrote, “In good times the FSB 100 constitutes an elite group of small public companies: the best of the best, measured by revenue growth and stock performance over the past three years. But in this Great Recession, their performance is nothing short of miraculous.”
Key Partnerships and Customer Relationships
•	Digi signed a partner agreement with XATA Corporation (NASDAQ: XATA), the expert in fleet operations optimization. Under the agreement, Digi will deliver iDigi, a range of its cellular and satellite communications products and services, to meet XATA’s technology and connectivity needs for the for-hire and private fleet trucking marketplaces. The relationship is expected to expand over time, as XATA enhances its portfolio of communications, navigation and fleet performance software applications and Digi enables XATA’s increased in-cab computing capacity.
•	Addressing the increasing government demand for and support of smart grid technology, Digi partnered with leaders in the smart grid industry, such as Itron and Heliodyne, to supply Digi technology for smart grid applications in the remote monitoring and control of distribution automation (DA) devices, and solar water heating systems, to name a few. Such a modernized electricity network is a way of addressing energy independence, global warming and emergency resilience issues and is aimed at saving energy, reducing costs and increasing reliability and transparency in delivering electricity from suppliers to consumers using digital technology.

•	Verizon Wireless chose Digi to provide a wireless broadband backup solution for Verizon Wireless communications stores. The Digi solution is being deployed at 300 Verizon Wireless communications stores across the US.
iDigi Bundled Wireless Solutions
•	Digi introduced iDigi Energy, a wireless M2M solution bundle optimized for energy services providers. The energy solution bundle includes the hardware, hosted software and services necessary to accelerate Smart Energy deployments. iDigi Energy lowers the barriers for companies to build robust, next generation information services by removing the complexities of remote device communication.

•	Digi announced the launch of the ZigBee Smart Energy Certified ESP Gateway, built upon the industry’s first ZigBee Smart Energy ready module. As a device communication standard for home area networks (HANs) selected by the U.S. Department of Energy, the ZigBee Smart Energy Profile enables utilities to intelligently manage energy loads, monitor energy use and optimize consumption.

•	Digi also introduced iDigi Tank, a wireless M2M solutions bundle optimized for storage tank monitoring. iDigi Tank includes the hardware, hosted software, and services necessary to quickly and easily build applications for connecting remote tanks of liquids, solids, and gases.
Wireless Acquisition
•	Digi entered the satellite M2M market with the acquisition of MobiApps assets in June 2009, a purchase that positions Digi with satellite products and technologies that complement its wireless M2M strategy and gives the company a strong presence in India.
Digi Innovation
•	Fiscal year 2009 marked another year of innovation for Digi with 21 new product launches, 14 of which were for wireless products.

Reconciliation Tables:
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income

	Three months ended September 30,				Twelve months ended September 30,
(Dollars in thousands)	2009	% of net sales	2008	% of net sales	2009	% of net sales	2008	% of net sales
Operating income (GAAP basis)	$1,103	2.8%	$5,133	10.2%	$3,070	1.9%	$16,015	8.7%
Restructuring expenses	—	—	—	—	1,953	1.2%	—	—
In-process research and development and other acquisition-related expenses included in cost of sales and total operating expenses	—	—	—	—	—	—	2,245	1.2%

Operating income excluding restructuring expenses and in-process research and development and other acquisition-related expenses (Non-GAAP basis)	$1,103	2.8%	$5,133	10.2%	$5,023	3.0%*	$18,260	9.9%

*	percentages presented may not add due to rounded numbers.
Reconciliation of GAAP Net Income and Net Income per Diluted Share to Non-GAAP
Net Income and Net Income per Diluted Share

	Three months ended September 30,				Twelve months ended September 30,
(Dollars in thousands, except per share amounts)	2009		2008		2009			2008
Net income and net income per common share, diluted (GAAP basis)	$959	$0.04	$3,599	$0.14	$4,083	$0.16		$12,351	$0.47
Restructuring expenses, net of taxes	—	—	—	—	1,863	0.07		—	—
In-process research and development and other acquisition-related expenses included in cost of sales and total operating expenses, net of taxes	—	—	—	—	—	—		2,125	0.08
Writedown of an impaired investment, net of taxes	—	—	743	0.03	—	—		663	0.03
Reversal of tax reserves and other discrete tax benefits	(273)	(0.01)	(309)	(0.01)	(1,156)	(0.05)		(506)	(0.02)

Net income and net income per common share, diluted, adjusted for restructuring expenses, net of taxes, in-process research and development and other acquisition-related expenses, net of taxes, writedown of an impaired investment, net of taxes, and reversal of tax reserves and other discrete tax benefits (Non-GAAP basis)	$686	$0.03	$4,033	$0.16	$4,790	$0.19	*	$14,633	$0.56

*	earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers

Reconciliation of Income before Income Taxes to Earnings before Taxes, Depreciation and Amortization

	Three months		Twelve months
	ended		ended
(dollars in thousands)	September 30, 2009	% of net sales	September 30, 2009	% of net sales
Net sales	$40,012	100.0%	$165,928	100.0%

Income before income taxes	$894	2.2%	$4,282	2.6%
Depreciation and amortization	2,627	6.6%	10,057	6.1%

Earnings before taxes, depreciation, and amortization	$3,521	8.8%	$14,339	8.6%*

*	Percentages presented may not add due to use of rounded numbers.
Guidance
Digi projects revenue in a range of $40 million to $44 million for the first fiscal quarter of 2010, and net income per fully diluted share in a range of $0.02 to $0.08.
For the full year fiscal 2010, Digi projects revenue in a range of $165 million to $190 million, or an increase of 0% to 14.5% over fiscal year 2009. Digi projects net income per fully diluted share to be in a range of $0.16 to $0.42.
Fourth Quarter and Year-End 2009 Conference Call Details
Digi’s management will discuss the fourth quarter and year-end results, on Thursday, October 29, 2009, after market close at 5:00 p.m. EST (4:00 p.m. CST). To join the call, please dial (866) 783-2145 and enter pass code 49615082. International participants may access the call by dialing (857) 350-1604 and entering pass code 49615082. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 36829880 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International is making wireless M2M easy by developing reliable products and solutions to connect and securely manage local or remote electronic devices over the network or via the Web. Digi offers the highest levels of performance, flexibility and quality, and markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444.
For more news and information on Digi International® Inc., please visit www.IRGnews.com/coi/DGII where you can find the CEO’s video, a fact sheet on the company, investor presentations, and more.

Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, continued or increasing weakness in North America and developing weakness in other regions due to changes in economic conditions, the current uncertainty in global economic conditions which could negatively affect product demand, the recent financial crises affecting the banking system and financial markets which could negatively impact the financial solvency of the Company’s customers and suppliers, the extreme volatility in fixed income, credit and equity markets which could result in actual amounts realized on the Company’s debt securities or other investments that differ significantly from current market values, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2008 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
This release includes non-GAAP operating income, earnings before taxes, depreciation and amortization (EBTDA), net income and earnings per diluted share data.
Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income, income before income taxes, or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the Company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Digi believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Digi’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Digi’s results of operations in conjunction with the corresponding GAAP measures. Additionally, management understands that EBTDA does not reflect the Company’s cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for the Company’s working capital needs.

Digi believes that providing operating income and net income and earnings per diluted share exclusive of the impact of restructuring expenses, in-process research and development and other acquisition-related expenses, the write down of impaired investments, and the impact of the reversal of tax reserves and other discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company. In addition, shareholders in the Company have expressed an interest in seeing financial performance measures exclusive of the impact of decisions relating to restructuring charges, acquisitions, investments and taxes, which while important, are not central to the core operations of Digi’s business. Additionally, management believes that the presentation of EBTDA as a percentage of net sales is useful to investors because it provides a reliable and consistent approach to measuring the Company’s performance from year to year and in assessing the Company’s performance against other companies. Management believes that such information helps investors compare operating results and corporate performance exclusive of the impact of the Company’s capital structure and the method by which assets were acquired. EBTDA is also used by management as a metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.
Investor Contacts:
S. (Kris) Krishnan
Digi International
11001 Bren Road East
Minnetonka, MN 55343
952-912-3125
Email: S. (Kris) Krishnan
Erika Moran
The Investor Relations Group
11 Stone Street — 5th Floor
New York, NY 10004
212-825-3210
Email: The Investor Relations Group
For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2009	2008	2009	2008
Net sales	$40,012	$50,417	$165,928	$185,056
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	19,507	23,367	80,470	83,096
Amortization of purchased and core technology	1,094	1,110	4,193	4,091

Gross profit	19,411	25,940	81,265	97,869

Operating expenses:
Sales and marketing	8,079	9,666	35,304	36,879
Research and development	6,388	6,927	26,381	27,040
General and administrative	3,125	3,639	11,785	13,705
Intangibles amortization	716	575	2,772	2,330
Restructuring costs	—	—	1,953	—
In-process research and development	—	—	—	1,900

Total operating expenses	18,308	20,807	78,195	81,854

Operating income	1,103	5,133	3,070	16,015
Other (expense) income:
Interest income, net	92	645	1,149	3,405
Other (expense) income	(301)	(860)	63	(505)

Total other (expense) income	(209)	(215)	1,212	2,900

Income before income taxes	894	4,918	4,282	18,915
Income tax (benefit) provision	(65)	1,319	199	6,564

Net income	$959	$3,599	$4,083	$12,351

Net income per common share, basic	$0.04	$0.14	$0.16	$0.48

Net income per common share, diluted	$0.04	$0.14	$0.16	$0.47

Weighted average common shares, basic	24,662	25,585	24,901	25,659

Weighted average common shares, diluted	24,981	26,002	25,183	26,242

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2009	September 30, 2008
ASSETS

Current assets:
Cash and cash equivalents	$48,434	$14,176
Marketable securities	22,311	59,337
Accounts receivable, net	19,032	24,310
Inventories	26,619	30,240
Deferred tax assets	2,415	2,100
Other	3,844	3,006

Total current assets	122,655	133,169

Marketable securities	5,063	179
Property, equipment and improvements, net	16,678	16,255
Identifiable intangible assets, net	26,877	34,032
Goodwill	86,558	86,578
Deferred tax assets	440	553
Other	677	650

Total assets	$258,948	$271,416

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,567	$10,343
Accrued compensation	3,275	5,981
Accrued warranty	970	1,214
Deferred payment on acquisition	2,966	—
Restructuring	721	—
Other	3,035	3,395

Total current liabilities	16,534	20,933

Deferred tax liabilities	4,331	7,582
Income taxes payable	4,893	4,358
Deferred payment on acquisition	2,812	5,575
Other noncurrent liabilities	792	1,034

Total liabilities	29,362	39,482

Total stockholders’ equity	229,586	231,934

Total liabilities and stockholders’ equity	$258,948	$271,416

Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three months ended	Twelve months ended
	September 30, 2009	September 30, 2009
Operating activities:
Net income	$959	$4,083
Adjustments to reconcile net income to net cash provided by operations
Depreciation of property, equipment and improvements	682	2,581
Amortization of identifiable intangible assets and other assets	1,945	7,476
Excess tax benefits from stock-based compensation	(36)	(80)
Stock-based compensation	828	3,518
Deferred income taxes	(793)	(3,139)
Restructuring	(798)	721
Other	453	386
Changes in operating assets and liabilities	8,173	140

Net cash provided by operating activities	11,413	15,686

Investing activities:
Purchase of marketable securities	(8,874)	(30,489)
Proceeds from maturities of marketable securities	17,349	62,624
Acquisition of MobiApps, net of cash acquired	(17)	(2,986)
Purchase of property, equipment, improvements and certain other intangible assets	(1,536)	(3,863)

Net cash provided by investing activities	6,922	25,286

Financing activities:
Payments on capital lease obligations	(25)	(336)
Excess tax benefits from stock-based compensation	36	80
Purchase of treasury stock	—	(6,576)
Proceeds from stock option plan transactions	298	423
Proceeds from employee stock purchase plan transactions	195	982

Net cash provided by (used in) financing activities	504	(5,427)

Effect of exchange rate changes on cash and cash equivalents	(76)	(1,287)

Net increase in cash and cash equivalents	18,763	34,258
Cash and cash equivalents, beginning of period	29,671	14,176

Cash and cash equivalents, end of period	$48,434	$48,434